Deloitte & Touche LLP
200 Berkeley St
Boston, MA 02116
USA
Tel:   +1 617 437 2000
Fax:  +1 617 437 2111
www.deloitte.com




June 26, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read statements made by BlackRock LifePath Active
Portfolio 2015, BlackRock LifePath Active Portfolio 2020,
BlackRock LifePath Active Portfolio 2025, BlackRock
LifePath Active Portfolio 2030, BlackRock LifePath Active
Portfolio 2035, BlackRock LifePath Active Portfolio 2040,
BlackRock LifePath Active Portfolio 2045, BlackRock
LifePath Active Portfolio 2050 and BlackRock LifePath
Active Portfolio 2055, each a series of BlackRock Funds II, which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR filing dated June 26,
2014, and we agree with such statements made therein.

Yours truly,

Deloitte & Touche LLP